EX. 99.1

RE:  NN, Inc.
                                                                                                      2000 Waters Edge Drive
                                                                            Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Will Kelly	Marilynn Meek
Vice President and Chief Administrative Officer	(General info)
(423) 743-9151	(212) 827-3773

FOR IMMEDIATE RELEASE
August 5, 2011

NN, INC. REPORTS RECORD SECOND QUARTER AND SIX MONTHS 2011 RESULTS

•	Second quarter revenues rose 25% to $115.9 million
•
Net income from normal operations for the second quarter and six months ended June 30, 2011 was $6.1 million and $11.6 million, respectively, compared to $4.4 million and $5.7 million for the same periods in 2010

•	Company revises full year revenue guidance from $420 million - $425 million to $435 million - $440 million

Johnson City, Tenn, August 5, 2011 – NN, Inc. (NASDAQ: NNBR) today reported its financial results for the period ended June 30, 2011. Net sales for the second quarter of 2011 rose $23.2 million or 25% to $115.9 million, compared to net sales of $92.7 million for the second quarter of 2010.  Approximately $11.1 million, or 48%, of this increase was due to increased demand for the Company’s products, particularly in the industrial and automotive end markets. The remaining 52% of the increase was due to the positive impact of foreign currency exchange of $6.3 million and price increases and raw material inflation pass through of $5.8 million.

Net income for the second quarter of 2011 was $5.8 million, or $0.34 per diluted share, compared to net income of $5.1 million, or $0.31 per diluted share for the second quarter of 2010. Net income for the second quarter of 2011 included approximately $1.1 million, or $0.06 per diluted share, in loss associated with start-up costs in four major new programs in our Precision Metal Components segment.

Net income from normal operations in the second quarter of 2011 was $6.1 million, or $0.36 per diluted share, compared to net income from normal operations of $4.4 million, or $0.27 per diluted share for the same period in 2010.  Net income from normal operations for the second quarter of 2011 excluded approximately $0.3 million, or $0.02 per diluted share, in foreign currency exchange losses on inter-company loans.  Net income from normal operations for the second quarter of 2010 excluded $1.4 million in foreign currency exchange gains on inter-company loans and $0.7 million in restructuring charges associated with a plant closing. The 2011 second quarter results for net income from normal operations and EPS represented a historical record for NN.
Net sales for the first six months of 2011 increased $49.2 million, or 27.6% to $227.2 million, compared to net sales of $178.0 million for the first six months of 2010.  Approximately $31.9 million or 65% of the increase was attributable to the increased demand for the Company’s products, particularly in the industrial and automotive end markets.  The remaining 35% of the increase was due to price increases and raw material inflation pass through of $10.9 million and the positive impact of foreign currency exchange of $6.4 million.

Net income for the first six months of 2011 was $11.3 million, or $0.67 per diluted share, compared to net income of $5.3 million, or $0.32 per diluted share, for the comparable period last year.  Net income for the first six months of 2011 included approximately $3.3 million in loss, or $0.19 per diluted share, associated with start-up costs in four new programs in our Precision Metal Components segment.

Net income from normal operations in the first six months of 2011 was $11.6 million, or $0.69 per diluted share, compared to net income from normal operations of $5.7 million, or $0.35 per diluted share, for the same period last year.  Net income from normal operations for the first six months of 2011 excluded approximately $1.2 million, or $0.07 per diluted share, in foreign currency exchange losses on inter-company loans and an after-tax gain from deconsolidation of bankrupt subsidiary of $0.8 million, or $0.05 per diluted share.  Net income from normal operations for the first six months of 2010 excluded $2.3 million in foreign currency exchange gains on inter-company loans; $2.2 million in plant closing and restructuring charges; $1.1 million in charges related to the issuance of shares; and $0.6 million in income related to European labor cost adjustments.  The 2011 six month results for net income from normal operations and EPS were also a record for NN.

James H. Dorton, Senior Vice President and Chief Financial Officer commented, “Selling, general and administrative expenses were $7.7 million, or 6.7% of net sales, for the second quarter of 2011, compared to $7.2 million, or 7.7% of net sales for last year’s second quarter.  We reported SG&A expenses of $15.7 million, or 6.9% of net sales, for the first six months of this year, compared to SG&A expenses of $15.0 million, or 8.4% of sales, for the comparable period last year.  During the current year, we have continued to further leverage our increased sales volumes and hold our SG&A expenses as a percentage of sales below historic levels.”

Mr. Dorton continued, “As a percentage of net sales, cost of goods sold increased in the second quarter to 81.7% as compared to 79.2% for last year’s second quarter.  Cost of products sold for the first six months of this year was 81.1% as compared to 80.0% for the same period last year. The increase in cost of products sold as a percentage of sales is attributable to raw material inflation and start-up costs at Whirlaway.  Excluding these factors, cost of products sold for the first six months of 2011 would have been 78.1%. ”

“Our debt, net of cash, was $76.9 million at June 30, 2011, an increase of $9.1 million over the December 31, 2010 amount of $67.8 million.  The increase in net debt for the first half of this year is due to an increase in working capital needs associated with higher sales volume.  As of June 30, 2011, we spent approximately $10.2 million, or 44% of our planned capital budget of $23.0 million for the year.”

Roderick R. Baty, Chairman and Chief Executive Officer commented, “Our second quarter and six months revenues for each of our three businesses, Metal Bearing Components, Rubber and Plastic Components, and Precision Metal Components continued to experience good levels of demand and are well ahead of 2010 levels.  We are pleased that our second quarter and first six months earnings from normal operations represented historic records given the significant start-up costs we experienced at our Whirlaway operation.  Although we have made incremental quarter over quarter improvements in these costs, they resulted in a loss at Whirlaway of $2.2 million in the first quarter and a loss of $1.1 million for the second quarter of 2011.  We continue to make progress on the start up manufacturing issues and expect Whirlaway to reverse the first half losses and operate slightly above breakeven levels for the second half of the year.”

“Although the levels of customer orders and our forecasts continue to reflect solid revenue growth over 2010, the rate of incremental quarter over quarter growth is expected to level out in the second half of the year.  Given normal second half seasonality in our businesses, particularly in Europe, we expect revenues to be slightly lower in the second half of 2011 compared to the first half of 2011.  However, we are currently forecasting good levels of demand continuing for the second half of the year with corresponding high levels of capacity utilization in each of our global manufacturing operations.”

“Previously, we provided revenue guidance for full year 2011 of $420 million to $425 million.  We now expect full year revenues to be in the range of $435 million to $440 million.  A significant amount of the increase in our full year revenue guidance is due to foreign currency exchange rates and the revenue impact of material price inflation pass through. Our full year revenue guidance assumes good demand in the second half of 2011 continuing and is based upon current orders from our customers. Since we have seen no immediate impact on our business, our guidance does not reflect any recent concerns associated with weakening global economic activity for the remainder of 2011.”

NN, Inc. manufacturers and supplies high precision metal bearing components, industrial plastic and rubber products and precision metal components to a variety of markets on a global basis.  Headquartered in Johnson City, Tennessee, NN has 10 manufacturing plants in the United States, Western Europe, Eastern Europe and China.  NN, Inc. had sales of US $365 million in 2010.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements, are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of NN, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion.  All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “assumptions”, “target”, “guidance”, “outlook”, “plans”, “projection”, “may”, “will”, “would”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: general economic conditions and economic conditions in the industrial sector, inventory levels, regulatory compliance costs and the Company's ability to manage these costs, start-up costs for new operations, debt reduction, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability and price of raw materials, currency and other risks associated with international trade, the Company’s dependence on certain major customers, the successful implementation of the global growth plan including development of new products and consummation of potential acquisitions and other risk factors and cautionary statements listed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Financial Tables Follow

NN, Inc.
 Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net sales	$115,922	$92,693	$227,229	$178,033
Cost of products sold (exclusive of depreciation shown separately below)	94,657	73,423	184,955	142,339
Selling, general and administrative	7,720	7,150	15,686	15,040
Depreciation and amortization	4,291	4,842	8,326	10,962
Restructuring and impairment charges	--	667	--	1,236
Loss on disposal of assets	3	2	3	3
Gain from deconsolidation of bankrupt subsidiary	--	--	(209)	--
Income from operations	9,251	6,609	18,468	8,453

Interest expense	1,220	1,755	2,444	3,483
Write-off of unamortized debt issue cost	--	--	--	130
Other expense (income), net	155	(1,789)	1,191	(2,977)
Income before provision for income taxes	7,876	6,643	14,833	7,817
Provision for income taxes	2,049	1,520	3,499	2,469
Net income	$5,827	$5,123	$11,334	$5,348

Diluted income per common share	$0.34	$0.31	$0.67	$0.32

Weighted average diluted shares	17,119	16,633	16,974	16,492

NN, Inc.
Condensed Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2011	December 31, 2010

Assets
Current assets:
Cash	$9,923	$5,556
Accounts receivable, net	81,547	63,331
Inventories, net	42,654	41,882
Other current assets	5,525	4,901
Total current assets	139,649	115,670

Property, plant and equipment, net	123,592	118,488
Goodwill, net	9,317	8,396
Other assets	6,172	6,001

Total assets	$278,730	$248,555

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$55,458	$55,549
Accrued salaries, wages and benefits	12,848	13,548
Current maturities of long-term debt	6,655	5,714
Other current liabilities	8,394	8,776
Total current liabilities	83,355	83,587

Non-current deferred tax liability	4,396	3,954
Long-term debt, net of current portion	80,129	67,643
Other	10,497	15,264
Total liabilities	178,377	170,448

Total stockholders’ equity	100,353	78,107

Total liabilities and stockholders’ equity	$278,730	$248,555

NN, Inc.
Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2011		Three Months Ended June 30, 2010
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income (loss)	$5,827	$0.34	$5,123	$0.31
After-tax restructuring costs for plant closing	--	--	667	0.04
After-tax foreign exchange (gain) loss on inter-company loans	304	0.02	(1,379)	(0.08)
Net income from normal operations	$6,131	$0.36	$4,411	$0.27

	Six Months Ended June 30, 2011		Six Months Ended June 30, 2010
	In Thousands	Diluted Earnings Per Share	In Thousands	Diluted Earnings Per Share
Net income (loss)	$11,334	$0.67	$5,348	$0.32
After-tax foreign exchange (gain) loss on inter-company loans	1,155	0.07	(2,289)	(0.14)
After-tax restructuring costs and accelerated depreciation for plant closing	--	--	2,200	0.14
After-tax, non-cash charge for issuance of shares	--	--	1,101	0.07
After-tax adjustments to European labor costs	--	--	(641)	(0.04)
After-tax gain from deconsolidation of bankrupt subsidiary	(840)	(0.05)	--	--
Net income from normal operations	$11,649	$0.69	$5,719	$0.35

The Company’s management evaluates operating performance excluding unusual and/or nonrecurring items.  The Company believes excluding such items provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since net income excluding these items is not a measure calculated in accordance with GAAP, this should not be considered as a substitute for other GAAP measures, including net income, as an indicator of performance.  Accordingly, net income/loss excluding the above items is reconciled to net income/loss on a GAAP basis.